COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, DISCIPLINED STOCK
PORTFOLIO AND THE STANDARD & POOR'S 500 COMPOSITE
STOCK PRICE INDEX

EXHIBIT A:

               STANDARD           DREYFUS VARIABLE
             & POOR'S 500         INVESTMENT FUND,
  PERIOD    COMPOSITE STOCK          DISCIPLINED
             PRICE INDEX *         STOCK PORTFOLIO

  5/1/96              10,000                    10,000
 6/30/96              10,297                    10,512
 9/30/96              10,615                    10,824
 12/31/96             11,499                    11,886
 3/31/97              11,809                    11,968
 6/30/97              13,868                    13,951
 9/30/97              14,907                    15,274
 12/31/97             15,334                    15,632

* Source: Lipper Analytical Services, Inc.